EXHIBIT 99.1

WestRock Appoints Colleen F. Arnold as Director

Expands Board to 13 members

ATLANTA, July 27, 2018 (GLOBE NEWSWIRE) -- The Board of Directors of WestRock Company (NYSE:WRK), a leading provider of differentiated paper and packaging solutions, today announced the appointment of Colleen F. Arnold to the Board. This appointment expands the Board to 13 directors and further strengthens the Board’s expertise, breadth of experience and diversity.

“We are delighted to welcome Colleen to the WestRock Board of Directors,” said John A. Luke, Jr., non-executive chairman of the Board. “She brings substantial experience managing global businesses for one of the world’s leading multi-national companies, utilizing technology to drive business success and in sales management and customer satisfaction, all of which are directly aligned with WestRock’s strategy for generating growth.”

Steve Voorhees, chief executive officer of WestRock, added, “Colleen is an excellent addition to our Board as WestRock becomes a larger, more complex and increasingly global organization, and we look forward to her contributions as we work together to support the company in achieving our goals.”

“I am honored to be joining the Board of WestRock,” said Ms. Arnold. “I look forward to working with John, Steve and the Board on the continuing growth and success of WestRock in the global market.”

Ms. Arnold has more than 25 years of global leadership and information technology client knowledge. Most recently, she served as the senior vice president of IBM Sales & Distribution at International Business Machines Corporation (IBM) until March 31, 2016. During her time at IBM, Ms. Arnold was a member of the company’s Performance Team of senior executive leaders and served on the IBM Chairman’s Strategy Team, the Client Experience Team and IBM’s Technical Leadership Team.

Ms. Arnold is currently a member of the Board of Directors of Cardinal Health, Inc., a role she assumed In 2007. She holds a Master of Business Administration from Syracuse University and a Bachelor of Science in business from Nazareth College.

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

CONTACT:

Investors:	Media:
James Armstrong, 470-328-6327	John Pensec, 470-328-6397
Vice President, Investor Relations	Director, Corporate Communications
james.armstrong@westrock.com	mediainquiries@westrock.com

John Stakel, 678-291-7901
Senior Vice President – Treasurer
john.stakel@westrock.com